CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 25 to Registration Statement No. 33-57536 on Form N-1A of our report dated February 19, 2007, relating to the financial statements and financial highlights of MetLife Investment Funds, Inc. (comprised of MetLife Investment International Stock Fund, MetLife Investment Small Company Stock Fund, MetLife Investment Large Company Stock Fund and MetLife Investment Diversified Bond Fund) (the “Funds”) appearing in its Annual Report on Form N-CSR for the year ended December 31, 2006, and to the references to us under the heading “Financial Highlights” in the Prospectuses and “Other Service Provider” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 19, 2007